CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM





To the Board of Trustees of Ariel Investment Trust:


We consent to the use of our report on Ariel Premier Bond Fund, dated November 15, 2004, in the Annual Report to Shareholders of the Ariel Investment Trust ("Ariel Trust") for the fiscal year ended September 30, 2004, and the reference to our Firm under the heading "Financial Highlights" included in the Ariel Trust Prospectuses dated February 1, 2005, which above documents are incorporated by reference in the Prospectus and Proxy Statement filing on Form N-14 ("Prospectus/Proxy Statement") for the special meeting of shareholders of the Ariel Premier Bond Fund, and to the references to our firm under the headings "Experts" in the Prospectus/Proxy Statement and "Financial Statements" in the Statement of Additional Information.



/s/ KPMG LLP

Chicago, Illinois
March 15, 2005